================================================================================

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              NEOWARE SYSTEMS, INC.

                                       AND

                                 TELEVIDEO, INC.

                                JANUARY 10, 2005

================================================================================

                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I DEFINITIONS..........................................................2

ARTICLE II PURCHASE AND SALE OF ASSETS.........................................5
2.1      Purchase and Sale of Assets...........................................5
2.2      Excluded Assets.......................................................6
2.3      Purchase Price........................................................6
2.4      Payment of Purchase Price.............................................6
2.5      Closing...............................................................8
2.6      Ad Valorem Tax Adjustment.............................................9
2.7      Allocation of Purchase Price..........................................9
2.8      Assumed Liabilities...................................................9
2.9      Retained Liabilities..................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER..........................10
3.1      Organization and Good Standing.......................................10
3.2      Authorization and Effect of Agreement................................10
3.3      No Restrictions Against Sale of the Assets...........................10
3.4      Financial Statements; SEC Reports....................................11
3.5      Operation of the Business Since October 31, 2003.....................12
3.6      Title to Assets; Licenses............................................12
3.7      No Litigation........................................................12
3.8      Income and Other Taxes...............................................13
3.9      Employee Benefit Matters.............................................13
3.10     Governmental Approvals...............................................14
3.11     Assumed Contracts....................................................14
3.12     Employee and Labor Matters...........................................15
3.13     Principal Customers and Suppliers....................................16
3.14     Compliance with Law..................................................16
3.15     Product Warranties...................................................16
3.16     Intellectual Property................................................16
3.17     Operation of the Business............................................19
3.18     Environmental Matters................................................19
3.19     Insurance............................................................20
3.20     Brokers' Fees........................................................20
3.21     Disclosure...........................................................20
3.22     Transactions with Affiliates.........................................20
3.23     No Liquidation or Winding-Up; Fairness of Consideration..............20
3.24     No Undisclosed Liabilities...........................................21
3.25     Information Supplied.................................................21
3.26     Approval and Adoption Requirements...................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER........................21
4.1      Organization and Good Standing.......................................21
4.2      Execution and Delivery...............................................22
4.3      No Conflicts.........................................................22
4.4      Compliance with Law..................................................22
4.5      No Restrictions Against Purchase of Assets...........................22

ARTICLE V OPERATION OF BUSINESS PENDING CLOSING...............................22
5.1      Conduct of Seller....................................................22
5.2      Tax Assessments and Audits...........................................24

ARTICLE VI ADDITIONAL COVENANTS...............................................24
6.1      Covenants of  Seller.................................................24
6.2      Covenants of Purchaser...............................................25
6.3      Access and Information...............................................26
6.4      Information Statement................................................27
6.5      No Solicitation......................................................27
6.6      Expenses.............................................................29
6.7      Certain Notifications................................................29
6.8      Publicity; Employee Communications...................................29
6.9      Further Assurances...................................................29
6.10     Inconsistent Action..................................................29
6.11     Employee Matters.....................................................29
6.12     Assignments; Consents................................................31
6.13     Sufficiency of Assets................................................31

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING...................................31
7.1      Conditions of Purchaser..............................................31
7.2      Conditions of Seller.................................................33

ARTICLE VIII POST-CLOSING OBLIGATIONS.........................................34
8.1      Seller-Assumed Warranty Obligations..................................34
8.2      Seller Supply of the Products........................................34
8.3      Seller-Assumed Support Services Obligations..........................35
8.4      Continued Operations; No Bankruptcy..................................35
8.5      Product Returns......................................................35

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER..................................35
9.1      Termination..........................................................35
9.2      Effect of Termination................................................36
9.3      Amendment............................................................37
9.4      Waiver...............................................................37

ARTICLE X INDEMNIFICATION.....................................................37
10.1     Survival.............................................................37
10.2     Indemnification......................................................37
10.3     Procedures...........................................................38
10.4     Third Party Claims...................................................38
10.5     Indemnification Exclusive............................................39
10.6     Limitation on Amount.................................................39

ARTICLE XI REBATE AND MARKETING PROGRAMS......................................39
11.1     List of Programs.....................................................39
11.2     Payments.............................................................39
11.3     Marketing Rights.....................................................39

ARTICLE XII GENERAL PROVISIONS................................................40
12.1     Notices..............................................................40
12.2     Severability.........................................................40
12.3     Entire Agreement.....................................................40
12.4     Successors and Assigns...............................................41
12.5     Counterparts.........................................................41
12.6     Recitals, Schedules, Exhibits and Annexes............................41
12.7     Construction.........................................................41
12.8     Governing Law........................................................41
12.9     Passage of Title and Risk of Loss....................................41
12.10    Bulk Sales...........................................................41

                                INDEX OF EXHIBITS

Exhibit A     Escrow Agreement
Exhibit B     Korea Distributor Agreement, as shall be agreed to by the parties
Exhibit C     License Agreement
Exhibit D     Noncompetition Agreements
Exhibit E     Reseller Agreement
Exhibit F     Transitional Services
Exhibit G     Transitional Supply and Trademark License Agreement
Exhibit H     Seller's Opinion
Exhibit I     Warranties

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of January 11, 2005 between NEOWARE SYSTEMS, INC., a Delaware corporation ("Purchaser"), and TELEVIDEO, INC., a Delaware corporation ("Seller").

                                    RECITALS

         A. Seller is presently engaged in the business of designing, developing, manufacturing, distributing and selling Windows and Linux-based thin client devices (the "Products") and general purpose terminal products.

         B. Seller desires to Transfer (as hereinafter defined) to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held for use by Seller or used by Seller in connection with Seller's business of designing, developing, manufacturing, distributing and selling the Windows and Linux-based thin client devices (referred to herein as the "Business"), other than the Excluded Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

         C. Seller desires to delegate to Purchaser, and Purchaser is willing to assume from Seller, the Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

         D. Simultaneously with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, certain stockholders of Seller (the "Principal Seller Stockholders") are entering into an agreement (the "Stockholders' Agreement") with Purchaser, pursuant to which each of the Principal Seller Stockholders agrees, among other things, to take certain actions in furtherance of the Transfer, including causing the execution and delivery of written consents in accordance with
Section 228 of Delaware Law (as hereinafter defined) pursuant to which the record holders of the shares of Seller's Common Stock (as hereinafter defined) beneficially owned by each of the Principal Seller Stockholders will consent to the adoption of this Agreement and the approval of the Transfer without a meeting of the stockholders, without prior notice and without a vote (the "Written Consent").

         E. Simultaneously with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, Seller and Purchaser are entering into a reseller agreement (the "Reseller Agreement") pursuant to which Purchaser will be the exclusive reseller and sales agent for Seller's Products during the period commencing on the date of this Agreement until the Closing.

         F. Immediately following the execution and delivery of this Agreement, each of the record holders of the shares of Seller's Common Stock beneficially owned by the Principal Seller Stockholders will execute a Written Consent and deliver it to the secretary of the Seller, and the secretary shall certify and acknowledge that the Stockholder Approval (as hereinafter defined) has been obtained.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, exhibit or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

         "ACTION" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

         "AFFILIATE" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

         "AGREEMENT" shall mean this Asset Purchase Agreement, together with all Schedules and Exhibits hereto.

         "ANCILLARY AGREEMENTS" shall mean the Escrow Agreement, the License Agreement, the Noncompetition Agreements, the Stockholders' Agreement, the Reseller Agreement and the Transitional Supply and Trademark License Agreement.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article IX hereof).

         "DELAWARE LAW" shall mean the Delaware General Corporation Law.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

         "ESCROW AGREEMENT" shall mean the form of Escrow Agreement attached hereto as Exhibit A.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934.

         "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign
(i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the IRS and other taxing authorities.

         "INFORMATION STATEMENT" shall mean the Information Statement as defined in Section 6.4.

         "KNOWLEDGE" shall mean (a) knowledge of any of the senior management of Seller, including Dr. K. Philip Hwang, Richard Kim, and Carmino Rosa, and (b) the knowledge that any of such persons would be reasonably expected to have after making inquiry of those persons employed by such party who would reasonably be expected to have knowledge of the issue in question.

         "KOREA DISTRIBUTOR AGREEMENT" shall mean the Korea Distributor Agreement as shall be agreed to by the parties.

         "LEGAL REQUIREMENT" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

         "LICENSE AGREEMENT" shall mean the License Agreement in the form attached hereto as Exhibit C.

         "LIEN" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

         "MATERIAL ADVERSE EFFECT" shall mean any event, change or effect that is (or could reasonably be expected to be) materially adverse to the Assets or the Business or to Purchaser's ability to continue to operate the Business as operated prior to the Closing.

         "NONCOMPETITION AGREEMENT" shall mean the Noncompetition Agreement in the form attached hereto as Exhibit D.

         "ORDINARY COURSE" shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Business, consistent with past practices.

         "PERSON" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

         "PLAN" shall mean any employee benefit plan within the meaning of
Section 3(3) of ERISA and any other written or oral employee plan (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Seller or any ERISA Affiliate for the benefit of current or former employees, with respect to which Seller or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

         "RESELLER AGREEMENT" shall mean the Reseller Agreement in the form attached as Exhibit E.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933.

         "SELLER COMMON STOCK" shall mean Seller's common stock, par value $0.01 per share.

         "STOCKHOLDER APPROVAL" shall mean the approval of Seller stockholders as defined in Section 3.26.

         "SUBSIDIARY OF A PERSON" shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

         "TAX" shall mean all taxes, including without limitation all Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, and any interest, fine, penalty or addition thereto, whether disputed or not.

         "TAX RETURN" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

         "TRANSITIONAL SERVICES" shall mean the Transitional Services included in Exhibit F.

         "TRANSITIONAL SUPPLY AND TRADEMARK LICENSE AGREEMENT" shall mean the Transitional Supply and Trademark License Agreement in the form attached hereto as Exhibit G.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Assets. On the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.5), Seller will sell, transfer, grant, convey, assign and deliver ("Transfer") to Purchaser, and Purchaser will purchase and accept from Seller, the rights, properties and assets owned, held for use or used by Seller in connection with the operation or conduct of the Business, including any technology under development, as of the date hereof, or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date (as defined in Section 2.5), or used by Seller in connection with the operation of the Business including, but not limited to, the rights, properties and assets described in this Section 2.1 (collectively the "Assets"):

                  (a) Personal Property. The software, files, books, records, fixtures, equipment, supplies, computers, printers and all other tangible personal property owned or held by Seller in connection with the operation of the Business, as of the date hereof or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date or used by Seller in connection with the operation of the Business, including those items listed or described on Schedule 2.1(a), except for property excluded under
Section 2.2 (collectively, the "Owned Tangible Personal Property");

                  (b) Contract Rights. All rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, leases, agreements, customer orders, contracts, written or verbal (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before, at or after the Closing), prepaid items, deposits and refunds relating to the Business, including those items listed on Schedule 2.1(b) (collectively, the "Contracts");

                  (c) Intellectual Property. The entire right, title and interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in connection with the operation of the Business or used by Seller in connection with the operation of the Business in, to or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all software, licenses, inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (except that the ownership of the TeleVideo tradename shall be excluded, subject to a license to Purchaser pursuant to the License Agreement), (vi) all databases and data collections and all rights therein, (vii) Seller's list of customer prospects pertaining to the Business (including customer data base and contact information related to historic sales of general purpose terminals by Seller and databases and contact information of customer prospects maintained by Seller's sales personnel), (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable), including the items listed on Schedule 2.1(c) (collectively, the "Intellectual Property");

                  (d) Governmental Licenses, Permits and Approvals. To the extent Transferable, all rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, permits and authorizations (collectively, the "Approvals") issued or requested to be issued by any Governmental Entity in connection with the operation of the Business, including the Approvals listed or described on Schedule 2.1(d);

                  (e) Books and Records. All books, records, ledgers, files, documents, correspondence, studies, reports and other documents of Seller relating to the Business or the Assets; and

                  (f) Goodwill. The goodwill of the Business.

         2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will not be included in the Assets:

                  (a) Inventory. All raw material, works-in-progress and finished goods inventories relating to the Business.

                  (b) Accounts Receivable. All accounts receivable arising from the conduct of the Business prior to the Closing.

                  (c) The Televideo tradename, which shall be subject to a fully paid license to Purchaser to use the name in connection with the Business in accordance with the License Agreement.

                  (d) Real Estate.

                  (e) Certain personal property not directly related to the design or manufacture of the Products, as listed or described on Schedule 2.2(e).

         2.3 Purchase Price. Purchaser will pay for the Assets a purchase price in the amount of Five Million Dollars ($5,000,000), subject to adjustment as provided in Sections 2.4(b) and 2.6 (the "Purchase Price").

         2.4 Payment of Purchase Price.

                  (a) Closing Payment and Escrow. At the Closing (as defined in
Section 2.5):

                           (i) Purchaser shall pay to Seller an amount equal to
Four Million Five Hundred Thousand Dollars ($4,500,000), subject to adjustment, as provided in Sections 2.4(b) and 2.6 (the "Closing Payment"); and

                           (ii) Purchaser shall deposit into an escrow account
(the "Escrow Account") Five Hundred Thousand Dollars ($500,000) (the "Escrow Amount"), to be held and disbursed by Wachovia Bank (or if Wachovia Bank is unable to serve, by another party appointed by the parties), as escrow agent (the "Escrow Agent"). The Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Amount, or a portion thereof, as set forth in the Escrow Agreement, will be subject to set-off for any indemnification claims arising during the thirty six-month period commencing on the Closing Date (the "Escrow Period"), and as otherwise provided herein and in the Escrow Agreement.

The Escrow Agreement shall terminate at the close of business on the last day of the Escrow Period (the "Escrow Termination Date"), unless there are any unresolved indemnification or other claims or disputes on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Amount. In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to Seller, except as provided in the Escrow Agreement. Seller's liability for the claims identified in this Section 2.4(b), or any other claims of Purchaser hereunder, shall not be limited to the Escrow Amount.

                  (b) Earn-Out.

                           (i) Purchaser shall pay to Seller additional cash
consideration (the "Contingent Consideration") equal to the sum of the following:

                                (1) $500,000, if revenues to Purchaser from the
sale of Seller's Products or Purchaser's products by Purchaser to Seller's Customers (as defined below) and revenues from sales of the Products to Purchaser's customers (the "Earn-Out Revenues") exceed $12,000,000 for the 12-month period commencing on the date of this Agreement (the "Earn-Out Period"); and

                                (2) $500,000, if the Earn-Out Revenues exceed
$13,000,000 for the Earn-Out Period; and

                                (3) an amount equal to 0.20 multiplied by the
excess of the Earn-Out Revenues over $14,000,000 for the Earn-Out Period.

                           (ii) "Seller's Customers" shall be those customers
listed on Schedule 2.4(b). Calculation of the Earn-Out Revenues shall be subject to the following qualifications:

                                (1) Revenues from Seller's Customers who are
also customers of Purchaser ("Mutual Customers") shall be excluded for purposes of calculating Earn-Out Revenues, provided however, that revenues from Mutual Customers who are resellers or distributors shall be included for purposes of calculating Earn-Out Revenues for that portion of revenues that relates to the shipment of a Seller's Product.

                                (2) Revenues from Seller's end user customers
whose names are set forth on the attached list who are not Mutual Customers shall apply whether Purchaser sells a Seller's Product or transitions the Seller's end user customer to a Purchaser's product.

                                (3) No revenues shall be included to the extent
that they are related to Purchaser's products sold to Purchasers customers.

                                (4) Earn-Out Revenues shall include revenues
from the sale of any Seller Product to any of Purchaser's existing customers.

                   (iii) The amount of Contingent Consideration payable to Seller under this Section 2.4(b) shall be subject to adjustment for credits related to product returns, price adjustments and non-payment of invoices.

                   (iv) Subject to adjustment under Section 2.4(b)(ii), Contingent Consideration, if any, payable under Section 2.4(b)(i) shall be payable to Seller within 45 days after the end of the Earn-Out Period. Seller shall have the right, at its sole expense, to audit Purchaser's records related and limited to Purchaser's performance under Section 2.4(b)(i) as is necessary to verify the amount of Contingent Consideration payable, upon at least three days prior notice, in a manner not disruptive of Purchaser's business during Purchaser's normal business hours.

         2.5 Closing. The purchase and sale of the Assets and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m., local time, on March 15, 2005 at the offices of Neoware or at such other time or on such other date as shall be agreed by Seller and Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the "Closing Date. At the
Closing:

                  (a) Seller shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Seller of the Closing Payment:

                           (i) all of the agreements, documents, certificates
and instruments required to be delivered by Seller pursuant to Section 7.1 hereof.

                  (b) Purchaser shall deliver or cause to be delivered to Seller against delivery of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 7.1:

                           (i) a wire transfer of immediately available funds to
an account designated in writing by Seller in an amount representing the Closing Payment; and

                           (ii) all of the documents, if any, required to be
delivered by Purchaser pursuant to Section 7.2 hereof.

         2.6 Ad Valorem Tax Adjustment. All ad valorem Taxes imposed by any taxing authority upon the Assets will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax rates and assessed values (such prorations to be adjusted when final rates and assessed values are established). All such Taxes attributable to the period up to the Closing Date and which remain unpaid as of the Closing Date shall be deducted from the Purchase Price. All such Taxes, if any, attributable to the period following the Closing Date and which have been paid by Seller prior to the Closing Date shall be added to the Purchase Price. All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

         2.7 Allocation of Purchase Price. The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets. Purchaser and Seller have agreed that the Purchase Price will be allocated based upon an appraisal to be obtained by Purchaser within sixty (60) days following the Closing Date. Purchaser and Seller will allocate the Purchase Price to the Assets in such manner consistently for all purposes, including in connection with all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either of Purchaser or Seller.

         2.8 Assumed Liabilities. On the terms and subject to the conditions hereof, as of the Closing, Purchaser will assume only and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the "Assumed Liabilities"):

                  (a) all liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or described on Schedule 3.11(a) (the "Assumed Contracts"), but only to the extent such liabilities and obligations arise after the Closing Date (and are not based on events occurring on or prior to the Closing Date) under the terms of such Assumed Contracts, provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any Plan or from any breach or default by Seller under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 2.9); and

                  (b) such liabilities and obligations as are listed on Schedule 2.8(b).

         2.9 Retained Liabilities. Except as provided in Section 2.8, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Business or associated with or arising from any of the Assets or any other rights, properties or assets used in or associated with the Business at any time, and whether fixed or contingent, direct or indirect, or known or unknown, including, but not limited to, liabilities relating to warranties and service obligations relating to the operation of the Business by the Seller, liabilities for Taxes relating to the sale of the Assets and liabilities with respect to any of Seller's employees (collectively the "Retained Liabilities").

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to, and covenants and agrees with, Purchaser that as of the date hereof and as of the Closing Date:

         3.1 Organization and Good Standing.

                  (a) Each of Seller and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the Business as currently conducted. Each of Seller and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.1(a), such jurisdictions comprising all jurisdictions in which Seller or any of its Subsidiaries owns or leases any property, or conducts any business, so as to require such qualification, except where any failure to qualify would not have a Material Adverse Effect, as defined in Article I.

                  (b) Except as set forth in Schedule 3.1(b), Seller has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

         3.2 Authorization and Effect of Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party and to perform the transactions contemplated hereby and thereby to be performed by Seller. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the performance by Seller of the transactions contemplated hereby and thereby to be performed by Seller has been duly authorized by all necessary action on the part of Seller's board of directors and, if applicable, holders of the Seller's indebtedness. This Agreement has been duly executed and delivered by Seller, and this Agreement is, and the Ancillary Agreements to which Seller is a party will be, when duly executed and delivered by Seller, assuming the due execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party by Purchaser, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

         3.3 No Restrictions Against Sale of the Assets. Except as listed or described on Schedule 3.3, the execution and delivery of this Agreement and the Ancillary Agreement to which Seller is a party by Seller do not, and the performance by Seller of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Seller, (b) any Legal Requirement to which Seller or any of the Assets is subject, (c) any Contract or other material agreement, instrument or obligation of Seller, or (d) any licenses of Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any Person or Governmental Entity is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Seller or the performance by Seller of the transactions contemplated hereby or thereby to be performed by it, except as set forth on Schedule 3.3.

         3.4 Financial Statements; SEC Reports.

                  (a) Schedule 3.4 hereto contains true and complete copies of
(i) the audited balance sheets of Seller at October 31, 2002 and 2003, and the related audited statements of income, shareholders' equity and cash flows for the years then ended (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of Seller at October 31, 2004, (the "Interim Balance Sheet") and the related statement of income, for the year then ended (and quarterly balance sheets and income statements for the quarters ended January 31, April 30 and July 31, 2004, respectively,) including, where available, in each case, the notes thereto (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").

                  (b) The Financial Statements fairly present, in all material respects, the financial condition of the Seller and the Business as of the dates indicated therein and the results of operations and changes in financial position of the Seller and the Business for the periods specified therein, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods covered thereby and prior periods (except in each case as stated in the applicable footnotes or auditor's report and except, in the case of interim financial statements, for year end adjustments).

                  (c) The Seller has no liabilities or obligations which would be required under GAAP to be reflected on a balance sheet of the Seller as of the date of this Agreement, except for liabilities and obligations (i) reflected or reserved against in the Interim Balance Sheet, (ii) incurred or arising in the ordinary course of business since October 31, 2004, (iii) incurred or arising other than in the ordinary course of business since October 31, 2004 and not, individually or in the aggregate, material, or (iv) described on Schedule 3.4(c).

                  (d) As of their respective dates, Seller's annual reports on Form 10-K for the fiscal years ended October 31, 2002 and 2003, and all quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other forms and reports filed with the SEC since November 1, 2002 (other than the financial statements (including the notes thereto) filed as a part thereof or incorporated by reference therein about which no representation is made hereby) (the "Seller SEC Documents"), in so far as they relate to the Assets or the Business, complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Documents, and none of the Seller SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact, in either case only in so far as such fact or omission relates to the Assets or the Business, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has filed with the SEC all reports and forms required to be filed by Seller with the SEC since November 1, 2001.

         3.5 Operation of the Business Since October 31, 2003.

Except as described on Schedule 3.5, since October 31, 2003 (the "Balance Sheet Date"), Seller has conducted the operation of the Business in the Ordinary Course, and no change has occurred which materially and adversely affects the Assets or the condition (financial or otherwise), results of operations or prospects of the Business, nor, to Seller's knowledge, have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

         3.6 Title to Assets; Licenses.


                  (a) Seller has, and immediately prior to the Closing will have, good, marketable and exclusive title to all of the Assets reflected on the Balance Sheet as owned by Seller and all of the Assets acquired by Seller since the Balance Sheet Date, in each case free and clear of all Liens except as set forth on Schedule 3.6(a). Seller has the valid and enforceable power and unqualified right to use and Transfer to Purchaser, the Assets.

                  (b) Schedule 3.6(b) contains a list of all licenses relating to the Business under which Seller is the licensee, together with (i) the nature of each of the licensed Assets, (ii) the termination date of each such license,
(iii) the name of the licensor, (iv) all payments made or required to be made for the fiscal year ended October 31, 2004, and (v) all prepaid payments made thereunder. All licenses pursuant to which Seller licenses from others property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). Seller has the valid and enforceable right to use and Transfer to Purchaser Seller's rights in and to the licensed Assets. True and complete copies of all licenses listed on Schedule 3.6(b) have been delivered to Purchaser heretofore. Except as set forth on
Schedule 3.6(b), no such license will require the consent of the licensor to, or as a result of, the consummation of the transactions contemplated by this Agreement.

                  (c) The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to the Assets, free and clear of all Liens, except for Liens listed or described on Schedule 3.6(a).

                  (d) Except as set forth in Schedule 3.6(d), no Person, other than Seller, has any rights or interests in the Assets or the Business.

                  (e) The Assets include all of the assets, property and rights, tangible or intangible, required by Purchaser to operate the Business, as currently operated on a stand alone basis after the Closing and which are held and used in or held for use in the operation of the Business by Seller.

         3.7 No Litigation. Except as set forth on Schedule 3.7, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or Action pending or, to Seller's Knowledge, threatened, against Seller relating to or affecting the Business or the Assets or affecting Seller's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement. Any Action for defective or allegedly defective products or workmanship pending or threatened against Seller, and the details of such Action, are described on
Schedule 3.7.

         3.8 Income and Other Taxes. Except as set forth on Schedule 3.8:

                  (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Business are true, complete and correct in all respects and have been properly and timely filed. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. No Liens have been imposed on or asserted against any of the Assets as a result of or in connection with any failure to pay any Taxes;

                  (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the Business have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

                  (c) No Tax Return of Seller is currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Business or the Assets and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

         3.9 Employee Benefit Matters. Schedule 3.9 contains a complete list of all Plans. Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. Purchaser is not assuming, and shall not be subject to, any liabilities or obligations to Seller's employees as a result of the consummation of the transactions contemplated by this Agreement. All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate. There are no pending or, to Seller's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against Seller, or ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and Seller has no knowledge of any facts that could form the basis of any such Action. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan. No event has occurred which could subject Seller or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

         3.10 Governmental Approvals.

                  (a) Seller possesses, and is operating in compliance with, all approvals material to the operation of the Business ("Approvals"). Schedule 3.10(a) contains a true and complete list of all Approvals. Each Approval has been lawfully and validly issued, and no proceeding is pending or, to Seller's knowledge, threatened looking toward the revocation, suspension or limitation of any Approval. Each of the Approvals is in full force and effect, and Seller is in compliance with all of the provisions of the Approvals.

                  (b) Except as set forth on Schedule 3.10(b), each of the Approvals (i) is assignable by Seller to Purchaser as contemplated by the Agreement and (ii) will be Transferred to Purchaser by Seller's delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement and will thereafter remain in full force and effect. Except as set forth on Schedule 3.10(b), no notice to or consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required to be obtained or made in connection with the Transfer to Purchaser of the Approvals.

                  (c) The Approvals are all of the rights and authorizations required by Legal Requirements for the operation of the Business. All of the Approvals are owned or held by Seller free and clear of all Liens or other encumbrances of any nature whatsoever.

                  (d) To Seller's knowledge, Seller or Purchaser would be able to renew all such Approvals by the terms thereof or in the ordinary course of business without the need to comply with any special qualifications procedures or to pay any amounts other than regular fees prescribed by law.

3.11     Assumed Contracts.

                  (a) Schedule 3.11(a) contains a true and complete list and description of all Assumed Contracts, other than the Plans. True and complete copies of all such Assumed Contracts have been delivered to Purchaser heretofore.

                  (b) Except as described in Schedule 3.11(b):

                           (i) each Contract is legal, valid, binding,
enforceable and in full force and effect;

                           (ii) no event or condition has occurred or become
known to Seller or, to Seller's knowledge, is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Seller or any other Person under any of the Contracts;

                           (iii) no person with whom Seller has a Contract is in
default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder;

                           (iv) none of the Contracts currently is in the
process of renegotiation, either in whole or in part;

                           (v) no consent of any third party is required under
any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement;

                           (vi) no Contract has materially impaired or will
materially impair the ability of Seller to perform its obligations under this Agreement; and

                           (vii) no Assumed Contract which is a license contains
any minimum quantity commitments.

         3.12 Employee and Labor Matters.

                  (a) Schedule 3.12(a) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which Seller is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

                  (b) Purchaser does not and will not have any responsibility for retaining any person in the employ (or retaining any person as a consultant) from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person.

                  (c) There is not occurring or, to Seller's knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against Seller or its products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 3.12(a) with respect to the existing members of such unions, to Seller's knowledge, no union or other labor organization has attempted to organize any of the employees of Seller engaged in the Business.

                  (d) Seller has complied with all Legal Requirements relating to employment and labor, and, to Seller's knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of Seller engaged in the Business.

                  (e) Schedule 3.12(e) contains a complete list of all of the current employees of Seller who are employed in connection with the Business ("Employees") and, for each Employee, his or her current title, current annual base salary or wages and date of hire. None of the Employees listed on Schedule 3.12(e) is a member of any collective bargaining unit or is a party to any employment agreement with Seller.

         3.13 Principal Customers and Suppliers.

                  (a) Schedule 3.13(a) contains a true and complete list of the name and address of each customer that purchased in excess of 5% of Seller's sales of goods or services of the Business during the twelve months ended on October 31, 2004, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from Seller or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

                  (b) Schedule 3.13(b) contains a true and complete list of each supplier from whom Seller purchased in excess of 5% of Seller's purchases of goods or services of the Business during the twelve months ended on October 31, 2004 and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to Seller or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

                  (c) Except as set forth on Schedule 3.13(c), Seller is not involved in any claim or controversy with any of the customers or suppliers who are listed on Schedule 3.13(a) or 3.13(b).

         3.14 Compliance with Law. Through and including the date hereof, Seller
(i) has not violated or operated the Business in violation of, and has not used the Assets in violation of, any Legal Requirement, (ii) to Seller's knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         3.15 Product Warranties. Except as set forth in Schedule 3.15, (a) there are no warranties express or implied, written or oral, with respect to the Business and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         3.16 Intellectual Property.

                  (a) Title. Schedule 3.16(a) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the "Owned Intellectual Property"). Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, including all Intellectual Property Rights, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprises all of the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct and operation of the Business as now being conducted by Seller or as currently contemplated to be conducted.

                  (b) Development. Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than Seller for which Seller has, directly or indirectly, paid, Seller has a written agreement with such Person with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment. None of the Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

                  (c) Transfer. Immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and on the same terms and conditions as in effect prior to the Closing.

                  (d) No Infringement. The operation of the Business does not, and will not, when conducted by Purchaser, infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Except as set forth on Schedule 3.16(d), Seller has not received any notice from any Person claiming that such operation or any act, product, technology or service of Seller infringes or misappropriates the Intellectual Property of any Person (nor does Seller have knowledge of any claims or any basis therefor). There have been no assertions to Seller by any Persons relating to the invalidity or unenforceability of any Intellectual Property. To Seller's knowledge, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

                  (e) Licensing Arrangements. Schedule 3.16(e) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 3.16(e)(x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements. Seller has delivered to Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.16(e). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

                  (f) No Intellectual Property Litigation or Disputes. No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.16(f), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.16(f). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller. Except as set forth in Schedule 3.16(f), there are no contracts, licenses or agreements between Seller and any other Person with respect to the Intellectual Property under which there is any dispute regarding the scope of such agreement or performances under such agreement, including with respect to any payments to be made or received by Seller thereunder.

                  (g) Due Registration, Etc. To the extent deemed necessary or appropriate by Seller, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Seller has taken such other reasonable steps to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect. Seller has no knowledge of any necessary steps to protect the Intellectual Property which have not been taken, which if not taken would jeopardize Seller's Rights to the Intellectual Property. In each case in which Seller has acquired any Intellectual Property related to the Business from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to Seller and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or respective equivalents in any relevant foreign jurisdiction, as the case may be.

                  (h) Use of Name and Mark. Except as set forth in Schedule 3.16(h), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser's right to use the names and marks identified in Schedule 3.16(a) in the conduct of the Business as presently carried on by Seller or as such Business may be extended by Purchaser.

                  (i) Protection of Information. Seller has taken reasonable steps to protect Seller's rights in Seller's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Business, and, without limiting the foregoing, Seller has and enforces a policy requiring each employee and consultant engaged in the Business to execute a proprietary information/ confidentiality agreement substantially in the form provided to Seller and all current and former employees and consultants of Seller engaged in the Business have executed such an agreement.

                  (j) Effect of Agreement. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser expressly, by operation of law or otherwise of any contracts or agreements, will result in (i) Purchaser or Seller granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them (ii) Purchaser being bound by, or subject to, any non-competition or other material restriction on the operation or scope of its businesses or (iii) Purchaser being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Seller with respect to the Business, in the absence of this Agreement or the transactions contemplated hereby.

         3.17 Operation of the Business. Except as set forth in Schedule 3.17,
(a) Seller has operated the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller and
(b) no part of the operation of the Business is operated by or through any entity other than Seller.

         3.18 Environmental Matters.

                  (a) Hazardous Material. Except as would not result in material liability to Seller, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Seller or any affiliate of Seller, or, to Seller's knowledge, as a result of any actions of any third Person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller has at any time owned, operated, occupied or leased in connection with the operation of the Business.

                  (b) Hazardous Materials Activities. Except as would not result in a material liability to Seller (in any individual case or in the aggregate)
(i) Seller has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date in connection with the operation of the Business, and (ii) Seller has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity in connection with the operation of the Business.

                  (c) Permits. Seller currently holds all environmental approvals, permits, licenses, clearances and consents (the "Seller Environmental Permits") necessary for the conduct of Seller's Hazardous Material Activities and other activities of the Business.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Seller's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Seller in a writing delivered to Seller concerning any Seller Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Seller. Seller knows of no fact or circumstance which could involve Seller in any environmental litigation or impose upon Seller any material environmental liability.

         3.19 Insurance. Schedule 3.19 contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Business, the Assets, employees and agents relating to the Business and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The insurance policies, bonds and arrangements described on
Schedule 3.19 (the "Policies") provide such coverage against such risk of loss and in such amounts as are customary for corporations of established reputation engaged in the same or similar operations as the Business.

         3.20 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         3.21 Disclosure. No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any of them herein or therein, in light of the circumstances in which it was made, not misleading.

         3.22 Transactions with Affiliates. Except as set forth on Schedule 3.22, there are no written or oral contracts or agreements between Seller and its Affiliates relating to the Business.

         3.23 No Liquidation or Winding-Up; Fairness of Consideration.

                  (a) No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding: (i) any petition or order for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (iii) any petition or order for administration of Seller; (iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; or (vi) any unfulfilled or unsatisfied judgment or court order against Seller relating to the Business or the Assets.

                  (b) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the Assets of Seller.

                  (c) Seller is not deemed unable to pay its debts within the meaning of applicable law.

                  (d) Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will result in a transfer which is fraudulent under 6 Del. C. ss.ss.1304 or 1305.

                  (e) The operations of Seller have not been terminated.

                  (f) The consideration paid by Purchaser under this Agreement for the Assets represents reasonably equivalent value for the Assets. Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.

         3.24 No Undisclosed Liabilities. Except (i) as set forth on Schedule 3.24, (ii) as reflected in Seller's audited financial statements for the year ended October 31, 2003 and (iii) for liabilities incurred in the ordinary and usual course of business and consistent with past practice since October 31, 2003, the Business does not have any liability of any nature, whether or not absolute, accrued, contingent or otherwise, whether known or unknown, that individually or in the aggregate have had or are reasonably likely to have, a Material Adverse Effect on the Business.

         3.25 Information Supplied. None of the information included or incorporated by reference in the Information Statement will, on the date it is first mailed to the stockholders of Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied in writing by Purchaser to Seller specifically for inclusion or incorporation by reference in the Information Statement. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act.

         3.26 Approval and Adoption Requirements. The only approval or consent of the holders of any class or series of capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Seller's Common Stock (the "Stockholder Approval"), which the parties hereto expect to obtain by written consent pursuant to Section 228 of the Delaware Law. The execution and delivery to the Secretary of the Written Consents, in the form attached to the Stockholders' Agreement, is sufficient to adopt this Agreement and approve the transactions contemplated hereby, and no other corporate proceedings are necessary to adopt or approve this Agreement or to consummate the transactions contemplated hereby.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to, and covenants and agrees with, Seller that:

         4.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         4.2 Execution and Delivery. This Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Purchaser, this Agreement has been duly executed and delivered by Purchaser and the Ancillary Agreements when duly executed and delivered by Purchaser, assuming the due execution and delivery by Seller, will be legal, valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms.

         4.3 No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser.

         4.4 Compliance with Law. Through and including the date hereof, Purchaser (i) to Purchaser's knowledge, has not been alleged to be in violation of any Legal Requirement, and (ii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         4.5 No Restrictions Against Purchase of Assets. Except as listed or described on Schedule 4.5, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser do not and the performance by Seller of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject, (c) any material agreement of Purchaser, or (d) any material licenses of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any Legal Requirement in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Purchaser or the performance by Purchaser of the transactions contemplated hereby and thereby to be performed by it.

                                   ARTICLE V
                      OPERATION OF BUSINESS PENDING CLOSING

         5.1 Conduct of Seller. Without the prior written consent of Purchaser, between the date hereof and the Closing Date, Seller covenants and agrees that it shall:

                  (a) not, except as required or permitted pursuant to the terms hereof and under the Reseller Agreement, make any change in the operation of the Business or the Assets or enter into any transaction with respect to the Business other than in the Ordinary Course;

                  (b) except as required or permitted pursuant to the terms of the Reseller Agreement, continue to operate the Business in the Ordinary Course consistent with past practice, provided, however, that Purchaser will not (i) acquire or dispose of, or grant a license with respect to any of the Assets,
(ii) enter into, amend or terminate any other agreement affecting or relating to the Business or the Assets, (iii) make any capital expenditure related to the Business, (iv) award any bonuses or salary increases (except for normal recurring bonus or salary increases to staff and any executive officers), or (v) act in any manner which would adversely affect its existing business relationships associated with the Business.

                  (c) maintain the Assets in good operating condition and repair;

                  (d) preserve, protect and promote the Business;

                  (e) perform all obligations under the Contracts;

                  (f) use its best efforts to retain its Employees and maintain its relationships with suppliers, customers and others having business relationships with it;

                  (g) pay accounts payable and other obligations of the operation of the Business when they become due and payable in the Ordinary Course consistent with past practices;

                  (h) comply promptly with all Legal Requirements applicable to it and the operation of the Business and with respect to the transactions contemplated by this Agreement, and cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Seller, or upon any of its Affiliates, in connection therewith or herewith;

                  (i) not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon, any of the Assets or any interest therein, except for sales of Inventory in the Ordinary Course and as required or permitted under the Reseller Agreement;

                  (j) not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any of the Contracts;

                  (k) maintain adequate property damage, liability and other insurance in full force and effect and not do, permit or willingly allow to be done any act by which any of the insurance policies may be suspended, impaired or cancelled;

                  (l) maintain in full force and effect, and comply with, all Permits;

                  (m) not enter into or assume any contract, agreement, obligation or instrument relating to the Business or the Assets in an amount in excess of $10,000, or any sales orders with customers in excess of $50,000, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

                  (n) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any Employee (except for bonuses to key employees (as identified in Schedule 6.11(a)(ii) if necessary to retain them as employees, as determined by Seller, or for normal recurring bonus or salary adjustments to staff and any executive officers), or adopt or amend any Plan;

                  (o) not take any action or omit to take any action which would result in a breach of any of the representations and warranties set forth in
Section 3;

                  (p) maintain the Inventory in such volume and quality as is consistent with the past practices of Seller in connection with the operation of the Business;

                  (q) only as it relates directly to the Business, make any capital expenditure;

                  (r) only as it relates directly to the Business, not cancel, compromise, release or discharge any claim of Seller upon any person or waive any right of Seller of material value, and not discharge any Lien (other than those listed and described on Schedule 3.6(a)) upon any of the Assets or pay or settle any debts;

                  (s) only as it relates directly to the Business, pay any dividends or make any distributions to the holders of its capital stock; and

                  (t) only as it relates directly to the Business, not institute, settle or agree to settle any Action before any Governmental Entity.

         5.2 Tax Assessments and Audits. Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Business or the Assets for periods ending on or prior to the Closing Date.

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

         6.1 Covenants of Seller. Except as otherwise provided under this Agreement, during the period from the date hereof through the Closing Date, Seller agrees to:

                  (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser or upon any of its affiliates in connection therewith or herewith;

                  (b) use its best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement;

                  (c) use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Article VII of this Agreement;

                  (d) (i) maintain the present quality of Seller's operations of the Business; (ii) preserve the value of the Business; (iii) preserve intact Seller's Business organizations; and (iv) preserve Seller's existing relationships with employees (including the use of its best efforts to maintain the employment of those key employees listed on Schedule 6.11(a)(i)), suppliers and customers;

                  (e) promptly, and in any event within two business days of Seller obtaining knowledge thereof, notify Purchaser in writing of:

                           (i) any representation or warranty contained in this
Agreement on the part of Seller becoming untrue or inaccurate or any breach of any term or provision of this Agreement on the part of Seller, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied, which is then continuing, in each case together with a certificate of Seller specifying the details thereof and the action which Seller has taken or proposes to take with respect thereto;

                           (ii) any pending or threatened Action, challenging
this Agreement or any of the transactions contemplated hereby;

                           (iii) any notice or other communication from any
third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

                           (iv) any other development which would prevent or
raise a substantial doubt regarding the possibility of the satisfaction of any condition set forth in Section 7.1 of this Agreement;

                           (v) any notice or other communication from any
Governmental Entity, the approval or consent of which is being sought in connection with the transactions contemplated by this Agreement; and

                           (vi) enter into legally binding and enforceable
non-disclosure agreements, in a form satisfactory to Purchaser, with each of the key employees, as identified on Schedule 6.11(a)(i).

         6.2 Covenants of Purchaser. During the period from the date hereof to the Closing Date, Purchaser shall:

                  (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Seller in connection with any such requirements imposed upon Seller or upon any of Seller's Affiliates in connection therewith or herewith;

                  (b) use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 7.2 of this Agreement.

         6.3 Access and Information.

                  (a) During the period commencing on the date hereof and continuing through the Closing Date, Seller shall afford to Purchaser and to Purchaser's accountants, counsel, investment bankers, consultants, engineers and other representatives, reasonable access to all of its properties, including without limitation to the books, contracts, Assets, commitments, records and personnel and, during such period, to furnish promptly to Purchaser all information (the "Confidential Information") concerning the Business and the Assets and such items as Purchaser may reasonably request. In addition, during such period, Seller shall afford to Purchaser and its counsel, consultants, engineers and other representatives the right to inspect, investigate, review and perform tests on the Assets, provided such does not materially interfere with the normal business activities of Seller.

                  (b) Except to the extent permitted by the provisions of
Section 6.8 hereof, Purchaser shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such Confidential Information supplied to it by Seller concerning Seller and shall not disclose such Confidential Information to any third party except as may be required by any Legal Requirement and except for Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its representatives, (ii) becomes available to Purchaser or its representatives from a third party other than Seller, and Purchaser or its representatives have no reason to believe that such third party is not entitled to disclose such Confidential Information, (iii) is known to Purchaser or its representatives on a nonconfidential basis prior to its disclosure by Seller or (iv) is made available by Seller to any other Person on a nonrestricted basis. Purchaser's obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

                  (c) Except to the extent permitted by the provisions of Sections 6.4 and 6.8 hereof, Seller shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such Confidential Information supplied to it by Purchaser concerning Purchaser and shall not disclose such Confidential Information to any third party except as may be required by any Legal Requirement and except for Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller or its representatives,
(ii) becomes available to Seller or its representatives from a third party other than Purchaser, and Seller or its representatives have no reason to believe that such third party is not entitled to disclose such Confidential Information,
(iii) is known to Seller or its representatives on a nonconfidential basis prior to its disclosure by Purchaser or (iv) is made available by Purchaser to any other Person on a nonrestricted basis. Seller's obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

6.4      Information Statement.

                  (a) As soon as practicable following the date of this Agreement, Seller shall file with the SEC under the Exchange Act, and shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to, and to have cleared by the SEC, an information statement (such information statement as amended or supplemented from time to time referred to as the "Information Statement") relating to the transactions contemplated by this Agreement. The Information Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder. The Information Statement shall not, at the time the Information Statement (or any amendment or supplement thereto), is filed in final form with the SEC or first sent to the stockholders of Seller, and at the time of the execution and delivery of the Written Consent, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is being made by Seller with respect to any information supplied to Seller in writing by Purchaser specifically for inclusion in the Information Statement. Prior to the filing or distribution of the Information Statement or any other filing with any federal or state agency relating hereto, Seller shall give Purchaser and its counsel an opportunity to review and comment upon such documents. As soon as practicable, but in any event within seven (7) days after the SEC has cleared the Information Statement for mailing to stockholders, Seller shall mail the Information Statement and exhibits thereto to its stockholders, providing notice that the Written Consent has been executed and delivered that approves the transactions contemplated by this Agreement.

                  (b) Immediately following the execution and delivery of this Agreement, this Agreement will be submitted to the record holders of the shares of Seller Common Stock beneficially owned by the Principal Seller Stockholders for adoption and approval. Without limiting the generality of the foregoing, Seller agrees that its obligations pursuant to this Section 6.4 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Acquisition Proposal.

                  (c) In addition to the actions specified in Sections 6.4(a) and (b), Seller, from time to time, shall promptly take, or shall cause its executive officers to promptly take, any action required under Section 228 of the Delaware Law necessary to give operative effect to the Written Consent.

         6.5 No Solicitation. Seller shall not, nor shall it authorize or permit its Subsidiaries, and their respective officers, directors, employees, representatives, or agents to, directly or indirectly, for or on its behalf (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, or business combination of Seller or any of its Subsidiaries, or the sale of a portion or all of the assets of Seller and its Subsidiaries, taken as a whole, or the sale of shares of capital stock of Seller or any of its Subsidiaries, including, without limitation, by way of a tender offer or exchange offer by any Person (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any Person any Confidential Information or data relating to Seller or any of its Subsidiaries for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal, or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract, agreement or commitment contemplating or otherwise relating to any transaction or series of transactions ("Acquisition Transaction") involving an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Seller or its Board of Directors from furnishing Confidential Information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Acquisition Proposal to Seller or its stockholders, if and only to the extent that (i) the Board of Directors of Seller determines in good faith (after consultation with outside legal counsel) that the Acquisition Proposal is a Superior Proposal ("Superior Proposal"), as defined herein, and that such action is required for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law, and (2) prior to furnishing such Confidential Information to, or entering into discussions or negotiations with, such Person, Seller receives from such Person an executed confidentiality agreement substantially in the form of the Confidentiality Agreement dated February 24, 2004 entered into by Purchaser and Seller. Seller and its representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations by Seller, its Subsidiaries, or any of their respective officers, directors, employees, representatives or agents with any parties conducted heretofore with respect to any of the foregoing. Seller shall (i) promptly notify Purchaser in writing after receipt by Seller or any of its Subsidiaries or their respective officers, directors, employees, representatives or agents of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, which notification shall be in writing and shall contain the principal financial terms of any such Acquisition Proposal, and (ii) promptly notify Purchaser in writing after receipt of any request for Confidential Information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any Person that may be considering making, or has made, an Acquisition Proposal.

         "Superior Proposal" means any bona fide Acquisition Proposal submitted to the Company or the Board of Directors (or any committee thereof) which did not result from a breach of this Section 6.5 and which the Board of Directors (or any committee thereof) concludes in good faith after (A) taking into account all relevant factors, facts and circumstances, including, without limitation,
(x) the respective terms, conditions and structure of the transaction contemplated by this Agreement and the transaction contemplated by such Acquisition Proposal, including, without limitation, pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction, (y) the likelihood that each such transaction will be consummated and (z) any changes to the terms of this Agreement which have been proposed by Purchaser, and (B) consulting with its advisors, is, given all relevant factors, more favorable to Seller's stockholders (other than any stockholder party to the Stockholders' Agreement) than the terms of the transactions contemplated by this Agreement.

         6.6 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

         6.7 Certain Notifications. At all times from the date hereof to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article VII hereof.

         6.8 Publicity; Employee Communications. At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Seller or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 6.8. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

         6.9 Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

         6.10 Inconsistent Action. Seller shall not take or cause or suffer to be taken, any action that would cause any of the representations or warranties of Seller in this Agreement to be untrue, incorrect, incomplete or misleading.

         6.11 Employee Matters.

                  (a) Seller acknowledges and agrees that after the Closing (a) except as set forth on Schedule 6.11(a)(i), neither Purchaser nor Seller shall be required to employ or retain any employee of Seller or any other Person, and
(b) Purchaser, in its sole and absolute discretion, may hire all, some, or none of the Employees. Schedule 6.11(a)(ii) contains a list of key employees of Seller which Seller shall use best efforts to retain as employees until Closing. Seller agrees not to terminate the employment of any such employees for the period commencing on the date hereof through the period ending 30 days after the Closing Date unless such employee engages in willful or grossly negligent misconduct to the detriment of Seller or the Business. Seller shall not be required to maintain the employment of any employee who does not desire to remain employed by Seller or Purchaser.

                  (b) Except to the extent expressly included in Assumed Liabilities or in another paragraph of this Section 6.10, Purchaser does not, and shall not, assume or be responsible for any obligation or liability arising out of any employment relationship of Seller, and without limiting the foregoing, Purchaser shall have no liability or obligation in connection with current or former employees or agents of Seller or any dependent or beneficiary of any of them by reason of their relationship to Seller. Without limiting the foregoing, Seller shall remain liable for, and shall pay on or before the Closing, the following in connection with current or former employees or agents of Seller (or any dependent or beneficiary of them):

                           (i) unpaid wages, salaries or other compensation;

                           (ii) contributions to or payments under employee
benefit plans, programs, policies, arrangements or understandings;

                           (iii) accrued, but unused, holiday, sick leave and
severance pay, if any;

                           (iv) liabilities or obligations under any collective
bargaining agreement or bargaining relationship;
or

                           (v) claims, demands, administrative proceedings or
suits arising out of, or in connection with, alleged unlawful employment practices of Seller.

                  (c) Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under IRC Section 4980B made by or in respect of any employee of Seller whose employment terminated on or prior to the Closing Date and any "qualified beneficiary" (within the meaning of IRC Section 4980B) of any such employee who is receiving post-employment medical and dental benefits or whose "qualifying event" (within the meaning of IRC Section 4980B) entitling such individual to such benefits occurred on or before the Closing Date.

                  (d) Seller shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act ("WARN"), or any similar state or local statue or ordinance, as a result of the purchase of the Business both as to (i) layoffs or facility closings ordered prior to the Closing Date, including layoff of employees who are not employed or retained by Purchaser, or (ii) decisions to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date. Purchaser agrees to give Seller notice of any decision to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date.

         6.12 Assignments; Consents. To the extent that the assignment of any Contract, license or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall constitute an agreement to assign such Contract, license or other agreement or arrangement, subject only to such consent; and any transfer or assignment to Purchaser by Seller of any interest under any such Contract, license or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use its best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contract, license or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section
6.11 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this
Section 6.12 be deemed to constitute an agreement to exclude from Purchaser any of the Assets described under Section 2.1.

         6.13 Sufficiency of Assets. Following the Closing, if Purchaser determines that Seller has failed to Transfer to Purchaser any assets, properties or rights, tangible or intangible, except for the Excluded Assets, necessary for Purchaser to operate the Business as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof, Seller shall promptly take all actions as shall be necessary, or otherwise reasonably requested by Purchaser, to transfer such assets, properties and rights to Purchaser.

                                  ARTICLE VII
                         CONDITIONS PRECEDENT TO CLOSING

         7.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                  (a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Business or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Business or Assets of Seller or Purchaser;

                  (b) The representations and warranties of Seller in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty subject to a materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and Seller shall have complied with all covenants and agreements and satisfied all conditions on Seller's part in this Agreement or any Ancillary Agreement to be performed or satisfied on or prior to the Closing Date, and Seller shall have provided Purchaser with a certificate with respect to the foregoing signed by an authorized officer of Seller;

                  (c) Purchaser shall have received from counsel for Seller, a written opinion dated the Closing Date and addressed to Purchaser, in substantially the form attached as Exhibit H hereto;

                  (d) Purchaser shall have received from the President of Seller a certificate dated the Closing Date to the effect that the conditions set forth in Section 7.1(b) have been satisfied and that Seller's Board of Directors and the stockholders of Seller have approved the Agreement and the transactions contemplated hereby;

                  (e) Purchaser will have received such bills of sale, assignments, certificates of title and other instruments of transfer (the "Transfer Documents") duly executed by Seller, in such forms and covering such matters as Purchaser may reasonably request, Transferring the Assets to Purchaser;

                  (f) Seller and Dr. K. Philip Hwang shall each have entered into and delivered to Purchaser the Noncompetition Agreements;

                  (g) Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the condition (financial and other), results of operations, properties, assets, prospects and operations of the Business and shall be satisfied, in its sole discretion, with the results thereof;

                  (h) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and its counsel;

                  (i) All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts listed on Schedule 2.1(a) or the conduct and operation of the Business as currently conducted and operated, shall have been obtained;

                  (j) No act, event or condition shall have occurred after the date hereof which Purchaser determines has had or could have a Material Adverse Effect on the Business or the Assets;

                  (k) The Board of Directors Seller shall have authorized and approved this Agreement and the transactions contemplated hereby and the Stockholder Approval shall have been obtained and a period of at least twenty days shall have elapsed from the date the Information Statement was first mailed to Seller's stockholders;

                  (l) The Information Statement shall have been filed with the SEC and cleared by the SEC for mailing to Seller's stockholders;

                  (m) Seller, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement;

                  (n) Seller and Purchaser shall have entered into the Transitional Supply and Trademark License Agreement;

                  (o) Seller and Purchaser shall have entered into the License Agreement;

                  (p) Seller and Purchaser shall have entered into the Reseller Agreement;

                  (q) Seller and each of the key employees listed on Schedule 6.11(a)(ii) shall have entered into legally binding and enforceable non-disclosure agreements in a form satisfactory to Purchaser;

                  (r) The Stockholder Approval shall have been obtained and delivered to the Secretary of Seller and a period of at least twenty (20) days shall have elapsed from the date the Information Statement was first mailed to Seller's stockholders;

                  (s) The promissory note and the security agreement between Gemma Hwang and Seller shall have been amended to release Gemma Hwang's security interest in all of the Assets, and amendments to all UCC Financing Statements related thereto shall have been filed by Seller releasing the Assets from the collateral under such filing; and

                  (t) Seller shall have acquired any intellectual property currently owned by Gempack and will deliver such intellectual property to Purchaser as part of the Assets transferred hereunder, free and clear of all Liens. In addition, Seller shall have provided copies of all Gempack contracts to Purchaser, together with a representation that the terms thereof shall not limit Purchaser's ability to design, source or distribute its products in any manner.

         7.2 Conditions of Seller. Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the conditions set forth in subsections (a), (m), (n), (o), (p), (q) and (r) of Section 7.1 of this Agreement, and the condition that the representations and warranties of Purchaser in this Agreement shall be true and correct as of the date of this Agreement and the true and correct in all material respects (or in all respects in the case of any representations or warranty subject to a materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date, and Purchaser shall have provided Seller with a certificate with respect to the foregoing signed by an authorized officer of Purchaser.

                                  ARTICLE VIII
                            POST-CLOSING OBLIGATIONS

         8.1 Seller-Assumed Warranty Obligations. Notwithstanding, and not in limitation of, any other provision herein, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.1.

                  (a) Seller shall retain sole responsibility for, and shall bear the cost of complying with, all warranties (the "Warranties") in existence on the Closing Date with respect to Products sold by Seller on or prior to the Closing Date and for any product purchased by Purchaser from Seller under the Transitional Supply and Trademark License Agreement until the expiration of such Warranties.

                  (b) Exhibit I hereto sets forth the Warranties.

                  (c) Seller agrees to provide all services required to correct, repair or replace Products or parts thereof covered by the Warranties in accordance with the terms of the Warranties. Such services shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to under the Warranties prior to the Closing Date. Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser. Not in limitation of the foregoing, Seller shall repair or replace and ship at least 95% of units of Products returned pursuant to the terms of the Warranties in accordance with the following time schedule:

                           (i) within 10 business days after receipt of the
Products, for Products that were in production in the 12 calendar month period prior to the return; and

                           (ii) within 10 business days after receipt of the
Products, for Products that were in production in the 13 to 36 calendar month period prior to the return.

         8.2 Seller Supply of the Products. Pursuant to the terms and conditions of the Transitional Supply Agreement, Purchaser will purchase Seller's existing inventory of its Products at such time that Purchaser makes sales of such Products.

         8.3 Seller-Assumed Support Services Obligations. Notwithstanding any other provision herein to the contrary, Seller shall assume, commencing on the date hereof, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.3.

                  (a) For the period that ends on the later of the date that is
(i) ninety days after the date hereof or (ii) thirty days after the Closing Date, Seller shall have the responsibility for and shall bear the cost of providing engineering and technical support services, access to Seller's key personnel and documentation, introductions to vendors and customers and other similar support (the "Transitional Services") to assist Purchaser with respect to the manufacturing, distribution and sales of the Products, as set forth in Exhibit F hereto. Services provided by Seller under this Section 8.3(a) shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to support the Products in connection with Seller's operations prior to the Closing Date. Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.

                  (b) Seller shall designate at least one contact person within Seller who is knowledgeable and experienced in the design, workings, capabilities and use of the Products who will be responsible for initially responding to inquiries relating to the support services to be provided on behalf of Purchaser.

         8.4 Continued Operations; No Bankruptcy. Seller intends to continue its operations consistent with its past practices after the Closing Date, other than as contemplated by this Agreement. As of the date hereof and as of the Closing Date, Seller does not intend or expect to file or seek relief under the United States Bankruptcy Code or any other insolvency or similar law after the Closing Date. Seller intends to use its commercially reasonable best efforts to discourage and avoid any involuntary petition by creditors or others to place Seller in any bankruptcy case or proceeding under the United States Bankruptcy Code or any other insolvency law or similar law.

         8.5 Product Returns. Seller agrees that it will accept for return and for full credit, at any time upon a customer's request, any and all units of Products that are in the worldwide distribution channel on the Closing Date that are subject to any rights of return from distribution customers.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination.

                  (a) This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Stockholder Approval:

                           (i) by mutual written consent of Purchaser and
Seller;

                           (ii) by Purchaser or Seller if the Closing shall not
have occurred on or before April 30, 2005 provided that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

                           (iii) by Purchaser or Seller if a Governmental Entity
shall have issued a final, non-appealable order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement;

                           (iv) by the Purchaser or Seller if Seller's
stockholders fail to approve this Agreement and the transactions contemplated hereunder by delivering the Seller Stockholders Approval, provided that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to Seller where the failure to obtain the Seller's Stockholders Approval shall have been caused by the action or failure to act of Seller;

                           (v) by Purchaser, upon a breach of any
representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Purchaser may not terminate this Agreement pursuant to this Section 9.1(a)(v) if it is, at such time, in material breach of any representation, warranty, covenant or agreement of this Agreement;

                           (vi) by Seller, upon a breach of any representation,
warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Seller may not terminate this Agreement pursuant to this Section 9.1(a)(vi) if it is, at such time, in material breach of any representation, warranty, covenant or agreement of this Agreement; or

                           (vii) by Seller, for the purpose of entering into an
Acquisition Transaction.

                  (b) If: (i) this Agreement is terminated pursuant to Section 9.1(a)(vii); (ii) Seller violates the provisions of Section 6.5 or (iii) Seller's stockholders fail to approve this Agreement and the transactions contemplated hereunder by delivering the Seller Stockholders Approval, then Seller shall within ten days from the termination of this Agreement pay to Purchaser a termination fee equal to $300,000 in cash.

         9.2 Effect of Termination. In the case of any termination of this Agreement, this Agreement shall be of no further force and effect and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives, except (i) the provisions of Section 6.3, this Section 9.2 and Article X shall each remain in full force and effect, (ii) each party shall remain liable for any breach of this Agreement prior to its termination, and (iii) in the event of termination of this Agreement pursuant to Section 9.1(a)(v) or (vi), such termination shall be without prejudice to any rights that the terminating party may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

         9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by Purchaser and Seller. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

         9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

                                   ARTICLE X
                                 INDEMNIFICATION

         10.1 Survival. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller hereto contained in this Agreement or in any Exhibit or Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that (i) the representations and warranties contained in Sections 3.3 and 3.6, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date;
(ii) the representations and warranties contained in Section 3.8, and the related claims for indemnification, shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (iii) all other representations and warranties, and related claims for indemnification, shall survive until the third anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by Purchaser prior to the expiration of the applicable survival period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

         10.2 Indemnification. Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller pursuant to this Agreement;
(iii) Purchaser's waiver of any applicable bulk sales laws; or (iv) any claim arising out of any oral or written agreement between Seller and DT Research, Inc. or its affiliates.

         10.3 Procedures. If Purchaser seeks indemnification under this Article X, it shall give notice ("Claim Notice") to Seller of the basis of the claim (the "Claim") (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 10.1, provided that the failure to give such notice shall not relieve Seller of any liability hereunder except to the extent that Seller is materially adversely prejudiced by such failure. Seller shall give notice to Purchaser within fifteen (15) business days after receipt of the notice requested by this Section 10.3 advising whether it (i) acknowledges its obligation to indemnify Purchaser or (ii) disputes its obligation to indemnify Purchaser. If Seller acknowledges its indemnification obligation with respect to the Claim, and (i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a "Third Party Claim"), Seller shall have the right to defend or settle such Third Party Claim or (ii) if such Claim is not a Third Party Claim, Purchaser shall be entitled to immediate satisfaction of such Claim. If Seller does not notify Purchaser within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of Seller and Seller shall pay the amount of the Claim on demand by Purchaser, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If Seller disputes the Claim in a timely manner as set forth herein, Seller and Purchaser shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to final judgment or order of a court of equity of competent jurisdiction determining the amount of the Damages or by any other means elected by Purchaser.

         10.4 Third Party Claims.

                  (a) Seller shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to Purchaser, and at Seller's expense, the settlement or defense of a Third Party Claim, and Purchaser shall cooperate with Seller in connection therewith, provided that (i) Seller shall permit Purchaser to participate in such settlement or defense through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall not be borne by Seller, and (ii) Seller shall not settle any Third Party Claim without Purchaser's consent. So long as Seller is vigorously contesting any such Third Party Claim in good faith, Purchaser shall not pay or settle such claim without Seller's consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if Seller assumes control of such defense, and there exists a conflict of interest between the interests of Seller and those of Purchaser with respect to such Third Party Claim, Purchaser may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to Purchaser shall be paid by Seller.

         (b) If Seller does not notify Purchaser within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, Purchaser shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of Seller; provided that Purchaser shall notify Seller of any compromise or settlement of any such Third Party Claim.

         (c) Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the Assets or the Business, properties or prospects of the Business.

         10.5 Indemnification Exclusive. Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to Purchaser for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which Purchaser may be entitled. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser in the event of fraud relating to the representations, warranties or covenants made by Seller in this Agreement.

         10.6 Limitation on Amount. Seller shall not be liable for claims made under this Article X until the aggregate amount of the Damages incurred by Purchaser shall exceed $50,000, in which event the indemnification obligations of Seller shall apply to the amount of all claims made under this Article X, provided, however, that any amount recoverable by Purchaser in accordance with
Section 2.6 shall not be subject to the $50,000 threshold.

                                   ARTICLE XI
                          REBATE AND MARKETING PROGRAMS

         11.1 List of Programs. Schedule 11.1 contains a true and complete list and description of, and amounts that Purchaser may be contingently obligated to pay under, all market development fund ("MDF"), marketing and rebate programs. Purchaser shall assume no liability or obligations for any such claims under Seller's MDF, marketing or rebate programs except for the items specifically set forth on Schedule 11.1. In particular, but not in limitation of the foregoing, Purchaser shall not assume any liability or obligations for Seller's special price quote ("SPQ") program with regard to inventory of the Products in the worldwide distribution channel and in transit to distributors worldwide on the Closing Date. Any claims arising under Seller's SPQ program from customers will be the sole responsibility of Seller.

         11.2 Payments. Seller agrees to pay to Purchaser, within thirty (30) days of the date of invoice by Purchaser, the amounts of any and all claims made to Purchaser arising under Seller's MDF, marketing or rebate programs for which Seller is responsible under Section 11.1, provided that Purchaser provides Seller with a copy of the claim made to Purchaser, Seller reasonably concludes such claim is a valid obligation of the Seller as determined in accordance with this Article XI and Purchaser makes appropriate payments to the customer.

         11.3 Marketing Rights. Seller shall provide a prominent link, with the content approved by Purchaser, from the main page of Seller's website at www.televideo.com, from the products page at www.televideo.com and such other pages as Purchaser may reasonably request to Purchaser's website at www.neoware.com for a two (2)-year period commencing on the Closing Date.

                                  ARTICLE XII
                               GENERAL PROVISIONS

         12.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a) If to the Purchaser, addressed to:

                           Neoware Systems, Inc.
                           400 Feheley Drive
                           King of Prussia, Pennsylvania 19406
                           Attention:  Michael G. Kantrowitz, President and
                              Chief Executive Officer
                           Facsimile:  (610) 275-5739

                  With a copy to:

                           McCausland, Keen & Buckman
                           Radnor Court, Suite 160
                           259 N. Radnor-Chester Road
                           Radnor, Pennsylvania 19087
                           Attention:  Nancy D. Weisberg, Esquire
                           Facsimile:  (610) 341-1099

                  (b) If to Seller, addressed to:

                           TeleVideo, Inc.
                           2345 Harris Way
                           San Jose, California 95131
                           Attn:  Richard Kim, Vice President
                           Facsimile:  (408) 955-7788

         12.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

         12.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

         12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors, heirs and assigns; provided, however, that Seller shall not directly or indirectly transfer or assign any of Seller's rights or obligations hereunder in whole or in part without the prior written consent of Purchaser. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

         12.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

         12.6 Recitals, Schedules, Exhibits and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         12.7 Construction.

                  (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                  (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

         12.9 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

         12.10 Bulk Sales. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, if applicable, provided that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not expressly assumed by Purchaser pursuant to this Agreement.

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

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


                                     NEOWARE SYSTEMS, INC.

                                     By:      /s/ Keith D. Schneck
                                        ----------------------------------------
                                     Name:        Keith D. Schneck
                                          --------------------------------------
                                     Title:       Chief Financial Officer
                                           -------------------------------------

                                     TELEVIDEO, INC.

                                     By:      /s/ K. Philip Hwang
                                        ----------------------------------------
                                     Name:        K. Philip Hwang
                                          --------------------------------------
                                     Title:       Chief Executive Officer
                                           -------------------------------------











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